                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                World Wrestling Federation Entertainment, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                                     [LOGO]

                             1241 East Main Street
                          Stamford, Connecticut 06902

To our Stockholders:                                  August 21, 2000

     We are pleased to invite you to attend the first annual meeting of stockholders of World Wrestling Federation Entertainment, Inc. which will be held at 10:00 a.m., local time, on September 22, 2000, at WWF New York, 1501 Broadway, New York, New York 10036. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already returned your proxy.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

                                                  Sincerely,

                                                  /s/ Vincent K. McMahon

                                                  Vincent K. McMahon
                                                  Chairman

                                                  /s/ Linda E. McMahon

                                                  Linda E. McMahon
                                                  Chief Executive Officer

IF YOU PLAN TO ATTEND:

     Please note that space limitations make it necessary to admit only stockholders to the meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                                     [LOGO]

                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.

                         -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held September 22, 2000

To the Stockholders of World Wrestling Federation Entertainment, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Federation Entertainment, Inc., a Delaware corporation, will be held at WWF New York, 1501 Broadway, New York, New York 10036, on September 22, 2000, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

     1. to elect seven Directors to serve for the ensuing year and until their successors are elected; and

     2. to ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 30, 2001.

     We have fixed the close of business on July 28, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Linda E. McMahon

                                          Linda E. McMahon
                                          Chief Executive Officer and Secretary
Stamford, Connecticut
August 21, 2000

--------------------------------------------------------------------------------
                                    IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to sign and date the enclosed proxy card and return it promptly in the envelope provided so that your stock may be represented at the meeting.
--------------------------------------------------------------------------------

                                     [LOGO]

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           Friday, September 22, 2000

     The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Federation Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Friday, September 22, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or any adjournment or postponement of this meeting. The Annual Meeting will be held at WWF New York, 1501 Broadway, New York, New York 10036. We intend to mail this proxy statement and accompanying proxy card on or about August 21, 2000, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors, officers or other employees of ours may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on July 28, 2000, will be entitled to notice of and to vote at our Annual Meeting. At the close of business on July 28, 2000, 16,170,384 shares of Class A Common Stock and 56,667,000 shares of Class B Common Stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A Common Stock and Class B Common Stock together as "Common Stock".

     At the meeting, abstentions will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but not counted for any purpose in determining whether a matter has been approved. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

     Our nominees for election to the Board will be elected by plurality vote. A majority of the shares present and entitled to vote will be required to ratify the selection of Deloitte & Touche LLP as our independent auditors. The Board of Directors recommends that you vote FOR each of our nominees and FOR ratification of our independent auditors.

     If you sign the proxy accompanying this Proxy Statement, you have the power to revoke it before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by signing a subsequent proxy presented at the Annual Meeting, or by attending our Annual Meeting and voting in person.

PROPOSAL 1 - ELECTION OF DIRECTORS

     Stockholders will elect seven Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the seven nominees listed below, unless otherwise instructed in the Proxy. Each nominee is now a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Directors and Executive Officers

     All four current executive officers and three non-employee Directors are nominees for election.

Vincent K. McMahon, 54, co-founder of our Company, has served as Chairman of the Board of Directors and the board of directors of our predecessor entities since 1980. He is Chairman of the Executive Committee.

Linda E. McMahon, 51, co-founder of our Company, has served as our Chief Executive Officer since May 1997, and was President from May 1993 through June 2000. She is a Director and a member of the Executive Committee.

Lowell P. Weicker, Jr., 69, has been a Director since 1999 and is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Mr. Weicker also serves as a director of Compuware Corporation, Fonda Group, HPSC, Inc., Phoenix Mutual Funds, and UST Inc.

David Kenin, 59, has been a Director since 1999 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Kenin is currently serving as Chairman of Sports Prize Entertainment, and is the former President of CBS Sports and the former Executive Vice President of USA Networks.

Joseph Perkins, 65, has been a Director since 1999 and is a member of the Audit and Compensation Committees. Mr. Perkins was a pioneer in the television syndication of wrestling matches starting more than forty years ago. He is President of Communications Consultants, Inc.

Stuart C. Snyder, 41, has been President and Chief Operating Officer since June 2000. He is a Director and a member of the Executive Committee. Mr. Snyder was President of USA Home Entertainment prior to joining our Company. From 1996 to 1999, he was President and Chief Operating Officer of Feld Entertainment. Prior to that, Mr. Snyder spent 13 years in the motion picture/home entertainment industry with Turner Broadcasting Systems, Live Home Video/Carolco Pictures and MGM/UA in senior executive positions.

August J. Liguori, 48, has served as Executive Vice President, Chief Financial Officer and Treasurer since September 1998. Mr. Liguori has been a Director since July 1999, and is a member of the Executive Committee. Prior to that, he was Chief Financial Officer of Marvel Entertainment Group, Inc. since 1996. From 1986 to 1996, he was employed by Atari Corporation, serving as Chief Financial Officer and a member of the board of directors and executive committee from 1991 to 1996.

Committees of the Board of Directors

     The Board has standing Audit, Compensation and Executive Committees.

     The Audit Committee acts as liaison between the Board and the independent auditors and annually recommends to the Board the appointment of the independent auditors. The Audit Committee reviews with the independent auditors the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls, and monitors other corporate and financial policies.

     The Compensation Committee approves compensation arrangements for senior management, approves and recommends to the Board of Directors the adoption of any compensation plans in which officers and Directors are eligible to participate, and grants options and other benefits under these plans.

     The Executive Committee has all of the powers of the Board of Directors (other than as prohibited under the Delaware General Corporation Law) in between meetings of the Board of Directors. The Executive Committee is required to report at any regular or special meeting of the Board of Directors on any matters considered or acts taken by the Executive Committee since the prior meeting of the Board.

     We have no nominating committee or other committee of the Board performing a similar function.

Meetings of the Board and Committees

     Since our initial public offering in October 1999, there have been four meetings of the Board of Directors, one meeting of the Audit Committee, one meeting of the Compensation Committee, and no meetings of the Executive Committee. All Directors attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served.

Directors' Compensation

     Each non-employee Director receives an annual fee of $25,000 and a fee of $500 for each Board or committee meeting that he or she attends and reimbursement of his or her related expenses. In addition, each non-employee Director was granted options to purchase 25,000 shares of Class A Common Stock at an exercise price of $17.00 per share. Directors who are employees of the Company receive no compensation for serving on either the Board or any committee of the Board.

                             EXECUTIVE COMPENSATION

     The following table sets forth the components of the total compensation earned during fiscal 1999 and 2000 by our Chairman of the Board, Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer, who were the only executive officers of the Company during Fiscal 2000. These people are referred to as the "named executive officers."

Summary Compensation Table

                                                                                    Long-Term Compensation
                                                                                    ----------------------
                                               Annual Compensation                          Awards
                                               -------------------                          ------
                                                                               Securities
                                      Fiscal                                   Underlying          All Other
Name and Principal Position (1)        Year       Salary($)     Bonus($)      Options/SARs      Compensation ($)
---------------------------            ----       ---------     --------      ------------      ----------------
Vincent K. McMahon,                    2000        855,769     1,344,800           --              49,504 (2)
Chairman                               1999        250,000            --           --              46,557 (2)

Linda E. McMahon, Chief                2000        642,307       995,262           --              20,200 (3)
Executive Officer                      1999        190,000            --           --               1,549 (3)

August J. Liguori, Executive Vice      2000        350,000       651,800         300,000           20,200 (3)
President, Chief Financial Officer,    1999        227,500        50,000           --               1,615 (3)
and Treasurer (4)

--------------

(1) Stuart C. Snyder, our President and Chief Operating Officer, joined us in June 2000. Since he was not employed with us during fiscal 2000, Mr. Snyder is not included as a named executive officer.

(2) Includes payments on Mr. McMahon's behalf for additional medical insurance, auto insurance and group term life insurance and the employer matching contributions for our 401(k) plan and money purchase plan.

(3) Consists of employer matching contributions for our 401(k) plan and money purchase plan.

(4)  Mr. Liguori commenced employment with us on September 1, 1998.

Employment Agreements

     We have employment agreements with each of Vincent K. McMahon, Linda E. McMahon and August J. Liguori. Mr. McMahon's agreement is for a term of seven years, and Mrs. McMahon's agreement is for a term of four years. Each agreement will automatically extend for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date. Mr. McMahon's agreement provides for his employment as our Chairman at a base salary of $1.0 million per year. Mrs. McMahon's agreement provides for her employment as our Chief Executive Officer at a base salary of $750,000 per year. Mr. and Mrs. McMahon are each entitled to an annual bonus of up to 100% of base salary based upon the attainment of performance goals and to participate in our various employee benefit plans and programs. During the term of the employment agreements, the compensation packages of each of Mr. and Mrs. McMahon will be reviewed no less frequently than annually by the Board or Compensation Committee to determine whether or not it should be increased or enhanced in light of the duties and responsibilities of the executive.

     Under the employment agreements with Mr. and Mrs. McMahon, in the event we terminate either executive's employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive's base salary and bonus for the greater of the balance of the contract term or two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive's estate compensation and benefits that are accrued but unpaid as of the date of the executive's death, plus a lump sum amount equal to the amount of the executive's base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon's employment for cause, if either executive resigns without good reason, or if either executive's employment is terminated due the executive's disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a "gross-up" bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control.

     Mr. Liguori's employment agreement runs through August 31, 2001. Pursuant to the agreement, Mr. Liguori is entitled to: (i) an annual base salary of $350,000; (ii) bonus payments of at least $175,000 on or before June 1 of each year; (iii) quarterly bonus payments of at least $150,000 until March 1, 2001; and (iv) a payment on or before August 31, 2001 of $475,000 less any discretionary bonuses previously paid to Mr. Liguori and less any contributions made by us on Mr. Liguori's behalf to any 401(k) or profit sharing plan. Mr. Liguori is entitled to reimbursement for reasonable expenses incurred in the performance of his duties. We may terminate the agreement at any time for cause. We may terminate the agreement without cause if we pay Mr. Liguori severance in the amount of $83,333 multiplied by the number of months he was employed by us, less amounts previously paid to him. After termination without cause, we must also pay Mr. Liguori $29,166 per month for six months or until Mr. Liguori secures other employment, whichever is shorter. If Mr. Liguori dies during the term of his agreement, we are obligated to pay to his estate $83,333 for each month Mr. Liguori was employed, less any amounts previously paid to him. If any person (other than a member of the family of or heir of Mr. McMahon or Mrs. McMahon) acquires control of the Company, Mr. Liguori will be entitled to receive $3.0 million, less any amounts previously paid to him by us. The agreement contains a confidentiality covenant and a covenant that prohibits Mr. Liguori from competing with us in the professional wrestling business during his employment and for one year after termination.

Stock Options

The following tables provide information on stock option grants to named executive officers in the Summary Compensation Table during Fiscal 2000 and the value of options at fiscal year end April 30, 2000.

Option Grants

                                                                                          Potential Realizable Value at
                                                                                          Assumed Annual Rates of Stocks
                                                                                               Price Appreciation For
                                             Individual Grants                                    Option Term (1)
            -----------------------------------------------------------------------   ----------------------------------
                                      Percent of Total
                      Number of       Options Granted
                  Securities Under-   to Employees in   Exercise Price
                    lying Options     Fiscal Year End   --------------
Name                 Granted (#)          4/30/00            ($)        Expiration Date         5% ($)          10% ($)
----                 -----------          -------            ---        ---------------         ------          -------
August J. Liguori      300,000             5.6%            $17.00          10/19/09           $3,207,000      $8,127,000

-----------------------------------

(1) At the end of the term of the options granted on October 19, 1999, the projected price of a Common Share would be $27.69 at an assumed annual appreciation rate of 5 percent and $44.09 at an assumed annual appreciation rate of 10 percent.

Fiscal 2000 Year-End Option Values

                                                                   Value of Exercisable/Unexerciseable Options
Name                            Exercisable/Unexercisable                    at Fiscal Year End ($) (1)
----                            -------------------------                    --------------------------
August J. Liguori                      0/300,000                                      0/$18,750

---------------------------------

(1) The closing price of a share of Class A Common Stock on April 28, 2000 was $17.0625.

Certain Relationships and Related Transactions

     Mr. McMahon is the sole stockholder of Shane Productions, Inc., an affiliated company which is not included in our consolidated financial statements and which holds a 21% partnership interest in Titan/Shane Partnership, in which we hold a 79% interest. Mr. McMahon is also the sole stockholder of Shane Distribution Co., an affiliated company which is not included in the financial statements. As of April 30, 2000, we had a receivable from Shane Distribution Co. in the amount of approximately $377,000.

     As of April 30, 2000, we had a receivable in the amount of approximately $336,000 from a travel company with which we did business. Prior to its sale in June 2000, this company was owned by Mrs. McMahon.

     During Fiscal 2000, we made S corporation distributions of $67.5 million to Mr. McMahon. On June 29, 1999, we made Subchapter S corporation distributions to Mr. McMahon, who was at that time our sole stockholder, of cash in the amount of $25.5 million and an unsecured note in the principal amount of $32.0 million bearing interest at the rate of 5% per annum and payable on April 10, 2000. This note reflected the amount of estimated federal and state income taxes payable by Mr. McMahon with respect to our earnings for fiscal 1999 and for the interim period from May 1, 1999 through September 30, 1999. As of April 30, 2000, we had repaid this note in full together with an additional $8.4 million, which represented the revised estimated tax payments required by applicable federal and state authorities through the date we became a Subchapter C corporation. To the extent that the finalization of our tax returns for fiscal years 1999 and/or 2000 results in our actual earnings through the date we became a Subchapter C corporation exceeding those used in the calculation of the estimated federal and state income taxes paid by Mr. McMahon, we may need to make additional distributions in the form of cash or notes. On April 10, 2000, in connection with the payment of the outstanding balance of the note payable to Mr. McMahon, we paid approximately $1.1 million of interest on the $32.0 million note payable.

     We have a tax indemnification agreement with Mr. McMahon which provides for, among other things, the indemnification of us by Mr. McMahon for any federal and state income taxes, including interest and penalties, that we incur if, for any reason, we are deemed to be a Subchapter C corporation during any period for which we reported our taxable income as a Subchapter S corporation, or if an adjustment to one or more of our tax returns for a C taxable year results in a net increase in our taxable income in a C taxable year and a net decrease in our taxable income in an S taxable year. We are required to indemnify Mr. McMahon for any federal and state income taxes, including interest and penalties, that Mr. McMahon or a trust he established may incur if an adjustment to one or more of our tax returns for an S taxable year results in a net increase in our taxable income in an S taxable year and a net decrease in our taxable income in a C taxable year.

     Mr. Joseph Perkins, a member our Board of Directors, provides consulting services to us to assist in the syndication of our television programming. During Fiscal 2000, we paid Mr. Perkins approximately $101,000. The arrangement with Mr. Perkins currently provides for him to be paid less than $60,000 annually. We believe this arrangement is fair and comparable to that which we could have obtained from an unrelated third party through an arms-length transaction.

     We have entered into a venture with a subsidiary of National Broadcasting Company, Inc. ("NBC") to own, fund and operate a new professional football league, the XFL. As part of the overall television coverage of the XFL, NBC will broadcast XFL regular season and championship games. In June 2000, a subsidiary of NBC purchased approximately 2.3 million shares of our Class A Common Stock and entered into a registration rights agreement with us. Under this agreement, among other things, we are required to register the shares under the Securities Act of 1933 (the "33 Act") by December 15, 2000, and to maintain the effectiveness of the registration until it is no longer required. We are obligated to pay all expenses incident to the registration, offering and sale of the shares, other than underwriting commissions, and to indemnify the stockholder against certain civil liabilities, including liabilities under the 33 Act.

     In April 2000, we agreed to enter into a strategic alliance with CBS and its parent company Viacom Inc. ("Viacom/CBS") which is conditioned upon our prevailing in certain litigation brought by USA Networks which currently airs the programming. Under the alliance, effective with the television season beginning in September 2000 and continuing through September 2005, certain of our programming will be moved to cable networks owned by Viacom/CBS. In July 2000, Viacom/CBS purchased approximately 2.3 million shares of our Class A Common Stock and entered into a registration rights agreement with us which is, in substance, identical to the arrangement with NBC described above.

                          REPORT AND PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Act of 1934 that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for fiscal year ended April 30, 2000 and the Company's currently effective Registration Statement on Form S-8, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

Report of the Compensation Committee on Executive Compensation

     The primary goal of our Company's compensation program is to enable us to attract, retain and reward executive officers and other key employees. As an entertainment company, the talents of our creative and performing personnel are integral to our success and, by extension, the return on investment of our stockholders. Mr. McMahon, our Chairman, plays a unique role--he heads the team that, among other functions, develops story lines, characters, and live events and televised programming. In addition, Mr. McMahon and Linda McMahon, our Chief Executive Officer, are performers in our live and televised events. We believe that our continued growth -- which in Fiscal 2000 included the launch of our new football league, the XFL; the opening of our New York City WWF themed entertainment complex; the entering into of new strategic alliances with major entertainment companies; and our initial public offering -- will result in a continuing need for talent and managerial skills at the highest level.

     With these precepts in mind, prior to the formation of the Committee, agreements were entered into with Vince and Linda McMahon in connection with the initial public offering and the conversion of the Company from a Subchapter S corporation to a Subchapter C corporation. These agreements recognize the importance of incentive compensation by providing that one-half of the executive's pay is a bonus based on performance goals and objectives. The Committee believes that the agreements with Mr. and Mrs. McMahon are appropriate as to amount and mix of compensation, maintaining a high level of incentive compensation. Accordingly, we believe that future compensation will be paid under these employment agreements, and that compensation payable beyond what is called for by the agreements will be made by the Committee only when we deem it appropriate because of demonstrable changes in the Company's or an individual's performance. In light of the extraordinary accomplishments of the Company and its management, both quantitatively and qualitatively, during Fiscal 2000, the Committee approved special bonuses to Mr. and Mrs. McMahon, in addition to the full bonus payable under the employment agreements.

     The Committee also approves grants of options under the Company's 1999 Long-Term Incentive Plan. This plan was implemented in connection with our initial public offering and provides for the issuance of options to purchase up to 10,000,050 shares. We believe that options are an excellent means by which to align management interests with those of the Company's stockholders.

                                             The Compensation Committee
                                             --------------------------

                                             Lowell P.  Weicker,  Jr.,  Chairman
                                             David Kenin
                                             Joseph Perkins

                         -----------------------------

Performance Graph

     Set forth below is a line graph comparing, for the period commencing October 19, 1999 (the date our Class A Common Stock began trading) and ending April 28, 2000, the cumulative total return on the Company's Class A Common Stock against the cumulative total return of the Russell 2000 Index and the S&P Entertainment Index, a published industry index. The graph assumes the investment of $100 at the opening of trading on October 19, 1999 in our Class A Common Stock, the Russell 2000 Index and the S&P Entertainment Index and the reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of three non-employee Directors:
Messrs. Weicker, Kenin and Perkins. Mr. Perkins provides certain consulting services to the Company. See "Certain Relationships and Related Transactions".

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of the Company's Common Stock as of July 28, 2000 by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of either class; (2) each of the Directors and named executive officers and (3) the Directors and executive officers as a group.

                                                                              Amount of              % of Class
Title of Class        Name and Address of Beneficial Owner               Beneficial Ownership            (1)
--------------        ------------------------------------               --------------------        ----------
Class B (1)           Vincent K. McMahon (2)                                  56,100,330                 99%

Class A               General Electric Company (3)                             2,307,692               14.27%
                      3135 Easton Turnpike
                      Fairfield, CT  06431

Class A               Viacom Inc. (4)                                          2,307,692               14.27%
                      1515 Broadway
                      New York, New York  10036

Class A               Wellington Management Company, LLP (5)                   1,223,300                7.56%
                      75 State Street
                      Boston, Massachusetts  02109

Class A               AXA Financial, Inc. (6)                                   920,900                 5.69%
                      1290 Avenue of the Americas
                      New York, New York  10104

Class A               Capital Group International, Inc. (7)                     879,950                 5.44%
                      Capital Guardian Trust Company
                      11100 Santa Monica Blvd.
                      Los Angeles, CA  90025

Class B (1)           Linda E. McMahon                                        566,670 (8)                1%

Class A               Lowell P. Weicker, Jr.                                     2,000                    *

Class A and           All Executive Officers and Directors as a               56,669,000                77.8%
Class B (9)           Group (7 persons)

*Less than one percent.

-------------------

(1) Class B Common Stock is fully convertible into Class A Common Stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If, at any time any shares of Class B Common Stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A Common Stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, who would beneficially own 77.0 percent of the Class A Common Stock.
(2) Includes 15,385,709 shares of Class B Common Stock owned by The Vincent K. McMahon Irrevocable Trust, for which Mr. McMahon acts as trustee with right to vote and dispose of the shares. Excludes 566,670 shares of Class B Common Stock owned by Mr. McMahon's wife, Linda McMahon, set forth in the table opposite her name.
(3) The amount shown is derived from a Schedule 13G, dated June 22, 2000, filed on behalf of General Electric Company and its direct and indirect subsidiaries, National Broadcasting Company Holding, Inc., National Broadcasting Company, Inc. and NBC-WWFE Holding, Inc. NBC-WWFE Holding, Inc. is the record owner of these shares.
(4) The amount shown is derived from a Schedule 13G, dated July 28, 2000, filed jointly on behalf of Viacom Inc. ("Viacom"), NAIRI, Inc. ("NAIRI"), National Amusements, Inc. ("NAI") and Sumner M. Redstone. Approximately 68% of Viacom's voting stock is owned by NAIRI, which in turn is a wholly-owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone who is the Chairman of the Board and the beneficial owner of the controlling interest in NAI.
(5) The amount shown is derived from a Schedule 13G, dated February 10, 2000. Wellington Management Company, LLP, in its capacity as investment advisor, has clients who beneficially own 1,223,300 shares.
(6) The amount shown is derived from a Schedule 13G, dated February 10, 2000, filed jointly on behalf of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated); its parent AXA; and four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle) which as a group control AXA. The shares are owned by the following subsidiaries of AXA Financial, Inc: Alliance Capital Management L.P., as an investment advisor, and Donaldson, Lufkin & Jenrette Securities Corporation, as a broker-dealer and investment advisor.
(7) The amount shown is derived from a Schedule 13G dated February 10, 2000. Capital Group International, Inc., is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities. The investment management companies include a bank and several investment advisors.
(8) Excludes 40,714,621 shares of Class B Common Stock owned by Mrs. McMahon's husband, Vincent McMahon, and 15,385,709 shares of Class B Common Stock owned by The Vincent K. McMahon Irrevocable Trust, set forth in the table opposite Mr. McMahon's name.
(9) Assumes hypothetically that all shares of Class B Common Stock have been converted into Class A Common Stock.

         PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the stockholders ratify its appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 30, 2001. Deloitte & Touche LLP has audited our financial statements since 1984. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     We must receive stockholder proposals for the 2001 Annual Meeting on or before May 25, 2001 in order to consider them for inclusion in the proxy statement for the 2001 Annual Meeting. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2001 Annual Meeting only if the stockholder provides our Secretary notice of the proposal not earlier than June 24, 2001, and not later than July 24, 2001; provided, that if the 2001 Annual Meeting is held on or before September 7, 2001, our Secretary must receive a stockholder's notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, we will vote it in accordance with our best judgment. A copy of the 2000 Annual Report is being mailed with this Proxy Statement. A copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2000, including our consolidated financial statements and a financial statement schedule, is available to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902, Attention: Investor Relations Department.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Linda E. McMahon

                                        Linda E. McMahon
                                        Chief Executive Officer and Secretary

August 21, 2000

                         PROXY/VOTING INSTRUCTION CARD

        This proxy is solicited on behalf of the Board of Directors of
                World Wrestling Federation Entertainment, Inc.
                 for the Annual Meeting on September 22, 2000

By signing this card, I (we) hereby authorize AUGUST J. LIGUORI and EDWARD L. KAUFMAN, or either of them each with full power to appoint his or her substitute, to vote as Proxy for me (us) at the Annual Meeting of Stockholders of World Wrestling Federation Entertainment, Inc. to be held at the WWF New York, 1501 Broadway, New York, New York on Friday, September 22, 2000 at 10:00 a.m., or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

                        (To Be Signed on Reverse Side)

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.

                              September 22, 2000



               Please Detach and Mail in the Envelope provided

A [X] Please mark your
      votes as in this
      example

                  FOR all nominees            WITHHOLD
                  listed at right             AUTHORITY
                (except as indicated    to vote for all nominees
               to the contrary below)      listed at right
1. ELECTION OF
   DIRECTORS            [_]                      [_]              Nominees:
                                                                    Vincent K. McMahon
(INSTRUCTION: To withhold authority to vote for any                 Linda E. McMahon
individual nominee, write each such nominee's name in               Lowell P. Weicker, Jr.
the space provided below)                                           David Kenin
                                                                    Joseph Perkins
                                                                    Stuart C. Snyder
-----------------------------------------------------               August J. Liguori

                                              FOR  AGAINST ABSTAIN
2. Ratification of Deloitte & Touche LLP as   [_]    [_]     [_]
   the independent accountants for World
   Wrestling Federation Entertainment Inc.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE PROXY
CARD USING THE ENCLOSED ENVELOPE.

          PLEASE MARK THIS BOX IF YOU PLAN
          TO ATTEND THE ANNUAL MEETING       [_]

SIGNATURE                           SIGNATURE                           DATE           ,2000
         ------------------------            ------------------------        ----------
NOTE: Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.